UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):  June 13, 2024

Modine Manufacturing Company
(Exact name of registrant as specified in its charter)
Wisconsin	001-01373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 DeKoven Avenue Racine, Wisconsin 53403
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (262) 636-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.625 Par Value	MOD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Information to be Included in Report

Item 1.02	Termination of a Material Definitive Agreement.

On June 13, 2024, Modine Manufacturing Company (“Modine” or the “Company”) approved the termination of the Modine Manufacturing Company Frozen Pension Plan, a tax-qualified defined benefit plan, (the “Inactive Plan”). The termination of the Inactive Plan is effective July 31, 2024, subject to review by the Pension Benefit Guaranty Corporation (“PBGC”) under its standard termination procedures. On June 14, 2024, the Company filed a determination letter request with the Internal Revenue Service (“IRS”) regarding the continued tax-qualified status of the Inactive Plan upon termination.  On March 21, 2024, the Board of Directors of the Company (the “Board”) authorized the termination of the Inactive Plan and authorized the Company’s officers to take certain actions in connection with the termination of the Inactive Plan, including, without limitation, to:

•	Select the effective date of the Inactive Plan termination;
•	Preserve the Inactive Plan’s tax-qualified status under Internal Revenue Code section 401(a) and otherwise comply with applicable law;
•	Fund the Inactive Plan as needed to satisfy the Inactive Plan’s benefit obligations upon termination;
•	Add to, or otherwise modify, the Inactive Plan’s distribution options;
•
Select insurers to provide one or more annuity contracts as needed to provide Inactive Plan benefits in conjunction with the termination and direct the Inactive Plan’s trustee to apply Inactive Plan assets to purchase those contracts on the Inactive Plan’s behalf;

•	Request a determination letter from the IRS with respect to the Inactive Plan’s tax-qualified status upon termination; and
•	Comply with all requirements of the PBGC, Department of Labor, and IRS applicable to the Inactive Plan’s termination.

Prior to the Company filing the determination letter request, the Company made contributions to its U.S. defined benefit pension plans in fiscal years 2020 through 2024 totaling approximately $27 million, which increased the funded status of the Inactive Plan to approximately 91 percent.

Upon approval from the IRS and the PBGC, and following completion of a limited lump-sum offering to eligible participants, which are both expected to be completed no earlier than 2025, the Company will make an additional cash contribution to fully fund the Inactive Plan on a plan termination basis, followed by the purchase of annuity contracts to transfer its remaining liabilities under the Inactive Plan. These additional cash contributions are expected to range between $15 million and $30 million. However, the actual amount of this cash contribution will depend upon the nature and timing of participant settlements, as well as prevailing market conditions. In addition, the Company expects to recognize non-cash pension settlement charges totaling between approximately $120 million and $130 million upon settlement of the obligations of the Inactive Plan, though the actual settlement charges could materially differ from this range due to economic conditions, the duration of the termination process, or other factors outside of the Company’s control.

The termination of the Inactive Plan will apply to participants who have separated from service with Modine and to active employees who participated in the Inactive Plan and no longer accrue pension benefits. There is no change in the benefit earned by the approximately 5,000 impacted participants as a result of these actions.

By law, the Company has the right to change the effective date of the Inactive Plan termination or to revoke its decision to terminate the Inactive Plan, but it has no intent to do so at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODINE MANUFACTURING COMPANY

Dated: June 18, 2024	By:	/s/ Erin J. Roth
Erin J. Roth
Vice President, General Counsel and Chief Compliance Officer